EXHIBIT 12


                                           TEREX CORPORATION
                           CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (amounts in millions)


                                                          Three Months Ended
                                                              March 31,
                                                      -------------------------
                                                           2002        2001
                                                      ------------ ------------
          Earnings
            Income (loss) before income taxes and
              extraordinary items..................    $  9.1      $   18.2

            Adjustments:
              Minority interest in losses of
               consolidated subsidiaries...........       ---          ---
              Undistributed (income) loss of less
               than 50% owned investments..........       ---          ---
              Distributions from less than 50%
              owned investments....................       ---          ---
              Fixed charges........................       24.9         22.8
                                                      ------------ ------------

            Earnings...............................       34.0         41.0
                                                      ------------ ------------

          Fixed charges, including preferred
              accretion
            Interest expense, including debt
              discount amortization................       22.0         21.0
            Accretion of redeemable convertible
              preferred stock.....................        ---          ---
            Amortization/write-off of debt
              issuance costs.......................       1.0          0.6
            Portion of rental expense
              representative of interest factor
              (assumed to be 33%)..................       1.9          1.2
                                                      ------------ ------------

            Fixed charges..........................    $  24.9     $   22.8
                                                      ------------ ------------

          Ratio of earnings to fixed charges.......       1.4x         1.8x
                                                      ============ ============

          Amount of earnings deficiency for
            coverage of fixed charges..............    $  ---      $   ---
                                                      ============ ============